            Exhibit 99.1

                                           NEWS
                                                  RELEASE
                                                  Vectren Corporation
                                                   P.O. Box 209
                                                   Evansville, IN 47702-0209

Investor Contact                                        Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                           Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

April 30, 2008

Vectren Corporation Reports First Quarter 2008 Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported consolidated results for its 2008 first quarter ended March 31. First quarter 2008 net income was $64.0 million, or $0.84 per share, compared to $66.7 million, or $0.88 per share, in 2007, excluding $0.04 per share of synfuel-related results in 2007.

•	Utility earnings were $58.0 million, or $0.76 per share, compared to $50.9 million, or $0.67 per share, in 2007.
•	Nonutility earnings were $6.3 million, or $0.08 per share, compared to $15.6 million, or $0.21 per share, in 2007, excluding synfuel-related results.
•	Vectren’s North gas base rate increase was approved February 13, 2008.

“We are very pleased with the performance of our utility business.  Base rate changes implemented in three of our service territories beginning in the second half of 2007 have further stabilized margins while providing the necessary capital to maintain a safe and reliable distribution system for our customers,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.  “The successful execution of these regulatory strategies has also enabled us to reach out to our customers and promote energy efficiency and conservation through our Conservation Connection program.”

“The decline in nonutility performance reflects lower net income contributions from our gas marketing affiliate, ProLiance Energy, due to lower price volatility in the natural gas markets and a first quarter loss in Coal Mining related to continuing changes in Mine Safety and Health Administration (MSHA) guidelines resulting in increased costs and lost production,” Ellerbrook added.   “While we have raised the annual expectation for our more predictable utility operations, we have lowered our expectation for nonutility operations primarily as a result of our concerns regarding the recent lower volatility in the natural gas markets.”

 Summary Results

•
Utility earnings of $58.0 million increased $7.1 million, or $0.09 per share, during the quarter, due primarily to the impacts of regulatory initiatives, including base rate changes in the Indiana service territories, and increased earnings from the sale of wholesale power.  The increase was offset somewhat as operating costs continue to ramp up as a result of increased maintenance and reliability costs contemplated in the base rate cases.

•
Nonutility results of $6.3 million decreased ($9.3) million, or ($0.13) per share, as compared to last year’s results which exclude synfuel-related earnings.  The decrease was primarily attributable to lower ProLiance and Coal Mining earnings.

2008 Earnings Guidance

The company expects 2008 consolidated earnings to be in the range of $1.75 to $1.95 per share compared to the estimate of $1.85 to $2.05 per share first released in December 2007.  This estimate includes projected earnings from the Utility Group of $1.46 to $1.54 per share (revised from $1.35 to $1.45 per share), from the Nonutility Group of $0.31 to $0.42 per share (revised from $0.52 to $0.62 per share), and Corporate and Other.  These earnings expectations are based on normal weather in the company’s electric business for the remainder of 2008, and an assumption of recent lower price volatility throughout 2008 in the wholesale natural gas markets affecting ProLiance.  However, changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2008 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Vectren North Gas Base Rate Order Received

On February 13, 2008, the company received an order from the Indiana Utility Regulatory Commission (IURC) which approved the settlement agreement reached in its Vectren North gas rate case.  The order provided for a base rate increase of $16.3 million and an ROE of 10.2 percent, with an overall rate of return of 7.8 percent on rate base of approximately $793 million.  The order also provides for the recovery of $10.6 million of costs through separate cost recovery mechanisms rather than base rates.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.  The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates.  To qualify for this treatment, the annual expenditures are limited to $20 million and the treatment cannot extend beyond four years on each project.

With this order, the company has in place for its North gas territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity management expense.

Vectren Ohio Rate Case Progressing

In November 2007, the company filed with the Public Utilities Commission of Ohio (PUCO) a request for an increase in its base rates and charges for VEDO’s distribution business in its 17-county service area in west central Ohio.  The filing indicates that an increase in base rates of approximately $27 million is necessary to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 319,000 customers.

In addition, the company is seeking to increase the level of the monthly service charge as well as extending the lost margin recovery mechanism currently in place to be able to encourage customer conservation and is also seeking approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills.  The company is also seeking approval of a multi-year bare steel and cast iron capital replacement program.

The company anticipates an order from the PUCO in late 2008.

Conservation

Vectren’s gas conservation efforts continue to build upon the company’s commitment to help customers reduce energy use.  The first year of the Conservation Connection initiative was a tremendous success in helping participating customers collectively reduce consumption by nearly one million therms, and it continues to grow in 2008 with March participation setting a peak for high-efficiency appliance rebate submissions.  To continue momentum, Vectren initiated management changes in early 2008 that will assist with further developing conservation strategies. In addition, the company has filed for conservation programs for its electric customers in southwestern Indiana and expanded programs for its gas customers in Ohio.

Utility Group Discussion

The Utility Group’s 2008 earnings for the quarter ended March 31, 2008, were $58.0 million compared to $50.9 million in 2007.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the impact of weather on margin experienced during the first quarter of 2008 to be $0.8 million favorable compared to normal and $1.4 million favorable compared to the prior year.

Gas Utility Margin
For the quarter ended March 31, 2008, gas utility margins were $171.6 million, an increase of $12.0 million over the prior year.  Following is a reconciliation of the increase:

2007 Gas Utility Margin	$159.6

Vectren North base rate increase, effective February 14, 2008	2.7
Vectren South Gas base rate increase, effective August 1, 2007	2.6
Residential and Commercial customer usage due to Ohio weather 3% colder than
the prior year	1.2
Operating costs, including revenue and usage taxes, recovered dollar for dollar
in margin	3.4
Lost margin recovery and all other changes in margin	2.1
Total increase in Gas Utility Margin	12.0

2008 Gas Utility Margin	$171.6

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $73.1 million for the quarter ended March 31, 2008, an increase over the prior year period of $11.7 million.  Following is a reconciliation of the increase:

2007 Retail and Firm Wholesale Electric Margin	$61.4

Vectren South Electric base rate increase, effective August 15, 2007	13.1
Riders, including recovery of pollution control investments	0.7
Residential and commercial customer usage due to weather	0.2
Expiring municipal contracts	(2.2)
All other changes	(0.1)
Total increase in Retail and Firm Wholesale Electric Margin	11.7

2008 Retail and Firm Wholesale Electric Margin	$73.1

Margin from Wholesale Power Marketing
Wholesale power marketing margins were $8.1 million for the first quarter of 2008, representing an increase of $2.0 million over the prior year.  Certain firm wholesale municipal contracts have been allowed to expire and the associated volumes are being used to meet retail peak reserve requirements.  The increase in wholesale power marketing margins is due to the increase in off peak volumes available for sale off system and an increase in wholesale prices.

Other Operating
For the three months ended March 31, 2008, other operating expenses were $74.0 million, which represents an increase of $6.8 million, compared to 2007.  Following is a reconciliation of the increase:

2007 Other Operating Costs	$67.2

Operating costs recovered dollar for dollar in margin	2.1
Costs resulting from increased maintenance and other activities
contemplated in rate cases, including the amortization of prior deferred costs	5.0
All other	(0.3)
Total Increase in Other Operating Costs	$6.8

2008 Other Operating Costs	$74.0

Depreciation & Amortization
Depreciation expense was $40.7 million for the quarter, an increase of $1.5 million compared to 2007.  The increase relates to the addition of plant and the amortization in 2008 associated with prior electric demand side management costs pursuant to the August 15, 2007, electric base rate order.

Taxes Other Than Income Taxes
Taxes other than income taxes were $26.2 million for the quarter, an increase of $2.0 million compared to the prior year quarter.  The increase is primarily attributable to $1.5 million in additional utility receipts, excise, and usage taxes as a result of volatility in revenues.  In 2008 property taxes increased due to increased plant in service.

Utility Group Other-net
Other-net reflects income of $2.0 million for the quarter, a decrease of ($0.7) million compared to the prior year quarter.  The decrease is primarily attributable to lower capitalization of funds used during construction.

Utility Group Interest Expense
Interest expense was $20.8 million for the quarter, an increase of $1.4 million compared to the prior year quarter.  The increase reflects higher average short term debt balances and the impact of long term financing transactions completed during the first quarter including the issuance of $125 million in senior unsecured notes at 6.25% due in 2039 and the short term refinancing of approximately $103 million of auction rate mode debt.  Of that amount, $62 million was remarketed in March 2008 at fixed interest rates and the remaining $41 million will be remarketed at a future date.  The impact of declining short-term interest rates helped offset this increase.

Utility Group Income Taxes
In 2007, Federal and state income taxes were $35.7 million for the quarter, an increase of $6.4 million compared to the prior year period. The higher taxes are primarily due to higher pretax income.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

Primary nonutility operations contributed earnings of $4.9 million in the quarter ended March 31, 2008, as compared to $15.3 million in 2007.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.  Results from other nonutility businesses were earnings of $1.4 million in 2008 and $0.3 million in 2007.  In 2007, the last year of synfuel operations, synfuel-related results generated earnings of $3.4 million for the three months ended March 31, 2007.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.  Net income generated by Energy Marketing and Services for the quarter ended March 31, 2008, was $9.0 million compared to $15.7 million in 2007.

ProLiance’s earnings contribution totaled $7.8 million in 2008 compared to $15.2 million in 2007. In 2008, recent lower volatility in the wholesale natural gas markets has more than offset the effect of increased storage capacity.  ProLiance’s storage capacity was 40 BCF in 2008 compared to 35 BCF in March, 2007 and 40 BCF at December 31, 2007.  Firm storage capacity is expected to increase to 47 Bcf by the end of 2008.

Vectren Source earned $2.0 million in 2008 compared to $0.7 million in 2007.  The increase in earnings is primarily due to colder weather and more favorable pricing.  Vectren Source’s customer count at March 31, 2008 was approximately 157,000 as compared to 147,000 at March 31, 2007.

The company now expects 2008 Energy Marketing and Services earnings to be in the range of $0.16 to $0.22 per share compared to the estimate of $0.33 to $0.38 per share first released in December 2007.  This estimate assumes lower operating margins associated with reduced asset optimization opportunities due to the more recent lower price volatility.

Coal Mining Operations

Coal Mining operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining incurred a loss of approximately ($0.9) million in 2008 compared to earnings of $1.6 million in 2007.  The decline in earnings was primarily due to lost production and increased costs somewhat offset by increased prices.  Revised MSHA guidelines regarding roof structure necessitated redeploying one continuous miner and nearly doubled the expense in securing the roof structure.  As a result, yield at the Prosperity mine was down approximately 8% and costs per ton increased over 20%.  Further, the increased cost of diesel fuel has negatively impacted Coal Mining operations results.

The company now expects 2008 Coal Mining earnings to be in the range of $0.03 to $0.05 per share compared to the estimate of $0.08 to $0.10 per share first released in December 2007.  This estimate assumes the return to planned production levels now that the redeployed miner is at full production and the continued higher costs as a result of the MSHA guidelines.  While operating costs have increased as a result of the revised MSHA guidelines, most of the current coal supply contracts are scheduled for renegotiation by 2009.

Construction continues at the new underground mines, and the box-cut was started in February.  Production is expected to begin in early 2009.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting operations through Energy Systems Group (ESG).   Energy Infrastructure’s operations incurred a seasonal loss of ($3.2) million in 2008 compared to a loss of ($2.0) million in 2007.

Miller’s year to date seasonal loss was ($1.7) million in both 2008 and 2007.  ESG’s loss in 2008 was ($1.1) million compared to a loss of ($0.3) million in 2007.  The higher loss was primarily due to lower beginning backlog and the timing of new orders that have been awarded but not yet released.  At March 31, 2008, ESG’s backlog was $43 million compared to $52 million at December 31, 2007.   Once the awarded projects are released, it is expected that the backlog and revenues earned will continue to grow throughout 2008.

The company continues to expect 2008 Energy Infrastructure earnings to be in the range of $0.11 to $0.14 per share, unchanged from the estimate first released in December 2007.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on May 1, 2008
Vectren’s financial analyst call will be at 2:00 p.m. EDT, May 1, 2008 at which time management will discuss financial results and earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 43467093.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to, factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; increased competition in the energy industry including effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of synfuel income tax credits and  the company’s coal mining, gas marketing, and energy infrastructure strategies; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and the interpretation of these laws; changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2007 annual report on Form 10-K filed on February 20, 2008.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.